Exhibit 4.9

FIFTH AMENDMENT

TO

WESTERN DIGITAL CORPORATION 401(K) PLAN

The Western Digital Corporation 401(k) Plan, originally effective as of October 1, 1984, as presently maintained under an amendment and restatement made effective as of January 1, 2016, is hereby amended effective as of the dates indicated, in the following respects:

FIRST CHANGE

Section 5.1 of the Adoption Agreement is amended, effective as of April 1, 2020, to change the Plan Administrator to the Retirement Committee and now reads as follows:

5.1	PLAN ADMINISTRATOR NAME, ADDRESS, AND TELEPHONE NUMBER

a.	☐	Plan Sponsor (use Plan Sponsor’s address and telephone number)

b.	☒	Use name, address and telephone number below:

Name:	Retirement, Severance and Administrative Committee

Address:	3355 Michelson Dr., Suite 100

Irvine, CA 92612

Phone:	(949) 672-7000

SECOND CHANGE

Section 5.2 of the Adoption Agreement is amended, effective as of April 1, 2020, to change the Investment Fiduciary to the Retirement Committee and now reads as follows:

5.2	INVESTMENT FIDUCIARY NAME, ADDRESS, AND TELEPHONE NUMBER

a.	☐	Plan Sponsor (use Plan Sponsor’s address and telephone number)

b.	☐	Plan Administrator (use Plan Administrator’s address and telephone number)

c.	☒	Use name, address and telephone number below:

Name:	Retirement, Severance and Administrative Committee, other than with respect to the Western Digital Stock Fund. Newport Trust is the named fiduciary and investment manager of the Western Digital Stock Fund under the Plan

Address:	3355 Michelson Dr., Suite 100

Irvine, CA 92612

Phone:	(949) 672-7000

FINAL CHANGE

Section 14.1a of the Adoption Agreement is amended, effective as of August 6, 2020, to change the 401(k) Contribution election limit to 75% and now reads as follows:

a.	401(k) Contribution election limit:

	i.	Limit applicable to all Eligible Employees, unless separate limit is specified for HCEs in ii below

		A.	☒	Up to 75% of Compensation each payroll period

		1.	☒ Minimum 401(k) Contribution is 0% of Compensation each payroll period

	B.	☐	No limit – Participants may contribute up to 100% of currently available Compensation each payroll period, subject to the limitations under Code Sections 402(g) and 415

ii.	☐	Separate contribution limit for HCEs will be:

	A.	☐	Percentage of Compensation specified in Plan: % of Compensation each payroll period

	B.	☐	Administrator determines and communicates contribution limit annually based on prior year’s participation by non-HCEs

(Even absent a selection above, the Plan allows contributions for HCEs to be limited or suspended during the Plan Year if the Administrator anticipates a testing failure or 402(g) violation.)

iii.	☐	Participants may make separate elections in excess of the payroll period limit as follows: (select all that apply)

(A Participant’s annual 401(k) Contributions, including those made by separate election, may not exceed the payroll period limit elected above, if any, multiplied by the number of payroll periods in the Plan Year.)

	A.	☐	Separate bonus election. Participants may contribute up to: % of designated bonuses. (Compensation must include bonuses.)

	B.	☐	Separate commissions election. Participants may contribute up to: % of designated commissions. (Compensation must include commissions.)

*                     *                    *

EXECUTED AT                                           ,                     , this 13 day of August, 2020.

Western Digital Corporation

By:	/s/ Lori S. Sundberg
Title:	EVP, Chief HR Officer